Total Assets $3.8 Billion Deposits $3.3 Billion Locations 31 ATMs 42 1Q 2025 Earnings (unaudited) 127 Consecutive dividends paid and counting 91 Years in Banking Total Loans $2.5 Billion Have Questions? Vanessa Drew | InvestorRelations@fgb.net NASDAQ Symbol: FGBI We’re Social: FI R ST G UA R A N TY B A N CS H A R ES , I N C. Po st O ffi ce B ox 2 00 9 H am m on d, L ou is ia na 7 04 04 -2 00 9 PR ES O R TE D FI R ST -C LA SS M A IL U. S. P O ST AG E PA ID B AT O N R O UG E, L A PE R M IT N O . 9 84 FIRST GUARANTY BANCSHARES, INC. 1st Quarter Report 2025 At A Glance (unaudited) Member FDIC fgb.net | $(6.2) Million Scan here or go to investors.fgb.net to visit our Investor Relations site.

A Message to Our Shareholders

Dear Shareholders,

We continued in the first quarter of 2025 to enact our business strategy previously announced in July of last year. As part of our strategy, First Guaranty sold two commercial real estate loans that totaled $70.0 million. Management identified significant credit quality concerns with these two loans and we believed that they would become non-performing during 2025. The loan sale resulted in a loss of $5.8 million that was recorded to our allowance for credit losses. We downgraded additional loan relationships in the first quarter which required increasing our loan loss provision. The end result was that First Guaranty reported a loss to common shareholders of $6.7 million for the quarter.

First Guaranty continued to increase its risk weighted capital ratios for the bank despite the loss related to the loan sale. Total risk based capital for First Guaranty Bank increased to 12.74% at March 31, 2025 compared to 12.11% at December 31, 2024. First Guaranty has increased this ratio 146 bps since June 30, 2024 when the ratio was 11.28%.

We have continued to focus on reducing expenses and becoming more efficient. Non-interest expense totaled $18.0 million in the first quarter of 2025 which included $0.7 million of costs related to the loan sale. Our non-interest expense, particularly excluding the impact of the loan sale costs, has declined from the $20.6 million in non-interest expense that we had in the second quarter of 2024, the last full quarter prior to the initiation of our cost saving measures. Total full time equivalent employees has declined to 382 as if March 31, 2025 compared to 495 at June 30, 2024. Our original goal from July 2024 was for our company to achieve $12.0 million in annualized cost savings compared to prior quarterly expense trends. We are currently on track to achieve this goal.

I am confident that we have made the required strategic changes to make First Guaranty stronger and more profitable in the future. Our path forward is focused on reducing non-performing assets and continuing to become more efficient with our business operations. Once we achieve this goal I look forward to a future of increased profitability, return on equity, and higher shareholder value.

Please see our press release and investor presentations filed with the SEC and on our website for additional information. These can be located via the QR code on the pamphlet and via our website at investors.fgb.net. Please feel free to email me questions at investorrelations@fgb.net or give me a direct call. My number at the bank is 985 375-0350.



Sincerely,

Michael R. Mineer

Michael R. Mineer
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2025	March 31, 2024
	(unaudited)	
Assets		
Cash and cash equivalents:		
Cash and due from banks	$617,866	$331,592
Federal funds sold	563	465
Cash and cash equivalents	618,429	332,057
Interest-earning time deposits with banks	250	-
Investment securities:		
Available for sale, at fair value	273,027	37,752
Held to maturity, at cost and net of allowance for credit losses of $150 and $80 (estimated fair value of $259,641 and $251,627 respectively)	321,883	320,901
Investment securities	594,910	358,653
Federal Home Loan Bank stock, at cost	9,835	10,410
Loans, net of unearned income	2,512,788	2,752,230
Less: allowance for credit losses	43,022	31,450
Net loans	2,469,766	2,720,780
Premises and equipment, net	66,579	70,646
Goodwill	12,900	12,900
Intangible assets, net	3,265	4,088
Other real estate, net	152	1,284
Accrued interest receivable	14,574	17,339
Other assets	38,609	27,634
Total Assets	$3,829,269	$3,555,791
Liabilities and Shareholders' Equity		
Deposits:		
Noninterest-bearing demand	$425,617	$415,113
Interest-bearing demand	1,248,633	1,556,257
Savings	243,701	229,098
Time	1,421,515	863,408
Total deposits	3,339,466	3,063,876
Repurchase agreements	7,113	6,834
Accrued interest payable	19,505	10,182
Long-term advances from Federal Home Loan Bank	135,000	155,000
Senior long-term debt	14,174	18,102
Junior subordinated debentures	44,760	44,700
Other liabilities	17,806	6,777
Total Liabilities	3,577,824	3,305,471
Shareholders' Equity		
Preferred Stock, Series A - $1,000 par value 100,000 shares authorized; non-cumulative perpetual; 34,500 issued and outstanding, respectively	33,058	33,058
Common stock - $1 par value 100,600,000 shares authorized; 12,691,504 and 12,504,717shares issued and outstanding	12,691	12,505
Surplus	150,784	149,389
Retained earnings	66,092	67,699
Accumulated other comprehensive (loss) income	(11,180)	(12,331)
Total Shareholders' Equity	251,445	250,320
Total Liabilities & Shareholders' Equity	$ 3,829,269	$3,555,791

Consolidated Statements of Income

(in thousands, except share, per share data & percentages)

	Three-Months Ended March 31, 2025	Three-Months Ended March 31, 2024
	(unaudited)	
Interest Income:		
Loans (including fees)	$ 42,969	$ 46,918
Deposits with other banks	5,999	3,476
Securities (including FHLB stock)	5,495	2,514
Total Interest Income	54,463	52,908
Interest Expense:		
Demand deposits	12,204	16,976
Savings deposits	1,262	1,227
Time deposits	15,890	9,572
Borrowings	2,884	3,212
Total Interest Expense	32,240	30,987
Net Interest Income	22,223	21,921
Less: Provision for credit losses	14,548	2,304
Net Interest Income after Provision for Credit Losses	7,675	19,617
Noninterest Income:		
Service charges, commissions and fees	849	733
ATM and debit card fees	747	764
Net gains on sale of assets	4	6
Other	754	805
Total Noninterest Income	2,354	2,308
Total Business Revenue, Net of Provision for Credit Losses	10,029	21,925
Noninterest Expense:		
Salaries and employee benefits	8,441	9,900
Occupancy and equipment expense	2,640	2,271
Other	6,936	6,763
Total Noninterest Expense	18,017	18,934
Income Before Income Taxes	(7,988)	2,991
Less: Provision for income taxes	(1,822)	681
Net Income	(6,166)	2,310
Less: Preferred stock dividends	582	582
Income Available to Common Shareholders	$ (6,748)	$1,728
Per Common Share:		
Earnings	$(0.54)	$0.14
Cash dividends paid	$0.01	$0.16
Weighted Average Common Shares Outstanding	12,506,792	12,489,910
Return on Average Assets	-0.63%	0.26%
Return on Average Common Equity	-12.29%	3.17%